Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION
OF
LORDSTOWN MOTORS CORP.

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Lordstown Motors Corp. (the “Company”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

A resolution was duly adopted by the Board of Directors (the “Board”) of the Company pursuant to Section 242 of the General Corporation Law of the State of Delaware setting forth an amendment to the Second Amended and Restated Certificate of Incorporation of the Company (the “Charter Amendment”) and declaring said amendment to be advisable. The stockholders of the Company duly approved said proposed amendment at a special meeting of the stockholders called and held on August 17, 2022, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, by voting the necessary number of shares as required by statute in favor of the Charter Amendment. The resolution setting forth the amendment is as follows:

RESOLVED, that the Board hereby approves and recommends that the Company’s stockholders approve that Section 4.1 of Article IV of the Charter be deleted in its entirety and replaced with the following language:

“The total number of shares of all classes of capital stock, each with a par value of $0.0001 per share, which the Corporation is authorized to issue is 462,000,000 shares, consisting of (a) 450,000,000 shares of Class A common stock (the “Common Stock”) and (b) 12,000,000 shares of preferred stock (the “Preferred Stock”).”

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused its corporate seal to be affixed hereto and this Certificate of Amendment to be signed by its Chief Executive Officer and President this 18th day of August, 2022.

LORDSTOWN MOTORS CORP.

By: /s/ Edward T. Hightower
Name: Edward T. Hightower
Title: Chief Executive Officer
and President